Exhibit 10.1

100 HAYDEN AVENUE

LEXINGTON, MASSACHUSETTS

Lease Dated May 22, 2008

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 100 Hayden Avenue, Lexington, Massachusetts.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

Reference Data

1.1           Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:

Mortimer B. Zuckerman and Edward H. Linde, Trustees of 92 Hayden Avenue Trust under Declaration of Trust dated August 18, 1983, recorded with the Middlesex South District Registry of Deeds in Book 15218, Page 425 as amended by instrument dated October 30, 1997 recorded with said Registry in Book 27863, Page 347, but not individually.

Landlord’s Original Address:	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, MA 02199-8103

Landlord’s Construction Representative:	Michael Schumacher

Tenant:	AMAG Pharmaceuticals, Inc., a Delaware corporation.

Tenant’s Original Address:	125 Cambridge Park Drive Cambridge, Massachusetts 02140

Tenant’s Construction Representative:	John Colorusso

Commencement Date:	The date of this Lease.

Rent Commencement Date:	February 1, 2009

Term (Sometimes Called the “Original Term”):	The period from the Commencement Date through August 31, 2016, unless extended or sooner terminated as provided in this Lease.

Extension Options:	Two successive (2) periods of five (5) years each as provided in and on the terms set forth in Section 8.20 hereof.

The Site:	That certain parcel of land known as and numbered 92-100 Hayden Avenue, Lexington, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto.

The Building:	The three (3) story Building on the Site known as and numbered 100 Hayden Avenue, Lexington, Massachusetts.

The Additional Building:	The two (2) story Building on the Site known as and numbered 92 Hayden Avenue, Lexington, Massachusetts.

The Buildings:	The Building and the Additional Building. The Buildings are herein identified.

The Complex:	The Building and the Additional Building together with all parking areas, the Site and all improvements (including landscaping) thereon and thereto.

Tenant’s Space:

The entire Building (but excluding Landlord’s management office in the Building), containing 55,924 square feet of rentable floor area as shown on the floor plans annexed hereto as Exhibit D and incorporated herein by reference.

Number of Parking Spaces:	185 spaces in accordance with and subject to the

provisions of Section 2.2.1 hereof.

Annual Fixed Rent:

(i) During the Original Term of this Lease at the following annual rates:

(a) For the period beginning on the “Commencement Date”
(hereinbefore defined) and expiring on the day immediately preceding the “Rent Commencement Date” (also hereinbefore defined), there shall be no Annual Fixed Rent payable;

(b) For the period beginning on the Rent Commencement Date and ending on the last of the twelfth (12th) full calendar month following the Rent Commencement Date, at the annual rate of $1,839,899.60 (being the product of (i) $32.90 and (ii) the Rentable Floor Area of the Premises);

(c) For the period beginning on the first day of thirteenth (13th) full calendar month following the Rent Commencement Date and expiring on the last day of the twenty fourth (24th) full calendar month following the Premises Rent Commencement Date, at the annual rate of $1,895,823.60 (being the product of (i) $33.90 and the (ii) Rentable Floor Area of the Premises);

(d) For the period beginning on the first day of the twenty fifth (25th) full calendar month following the Rent Commencement Date and ending on the last day of the thirty sixth (36th) full calendar month following the Rent Commencement Date, at the annual rate of $1,951,747.60 (begin the product of (i) $34.90 and (ii) Rentable Floor Area of the Premises);

(e) For the period beginning on the first day of the thirty seventh (37th) full calendar month following the Rent Commencement Date and ending on the last day of the forty eighth (48th) full calendar month following the Rent Commencement Date, at the annual rate of

$2,007,671.60 (being the product of (i) $35.90 and (ii) the Rentable Floor Area of the Premises);

(f) For the period beginning on the first day of the forty-ninth (49th) full calendar month following the Rent Commencement Date and ending on the last day of the sixtieth (60th) full calendar month following the Rent Commencement Date, at the annual rate of $2,063,595.60 (being the product of (i) $36.90 and (ii) the Rentable Floor Area of the Premises);

(g) For the period beginning on the first day of the sixty-first (61st) full calendar month following the Rent Commencement Date and ending on the last day of the seventy-second (72nd) full calendar month following the Rent Commencement Date, at the annual rate of $2,119,519.60 (being the product of (i) $37.90 and (ii) the Rentable Floor Area of the Premises; and

(h) For the period beginning on the first day of the seventy-third (73rd) full calendar month following the Rent Commencement Date and ending on the last day of the eighty fourth (84th) full calendar month following the Rent Commencement Date, at the annual rate of $2,175,443.60.00 (being the product of (i) $38.90 and (ii) the Rentable Floor Area of the Premises).

(i) For the period beginning on the first day of the eighty fifth (85th) full calendar month following the Rent Commencement Date and ending on the last day of the Original Term, at the annual rate of $2,343,215.60 (being the product of (i) $41.90 and (ii) the Rentable Floor Area of the Premises.

(ii) During the extension option periods (if exercised), as determined pursuant to Section 8.20.

Base Operating Expenses:	Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2009, being January 1, 2009 through December 31, 2009.

Base Taxes:	Landlord’s Tax Expenses (as hereinafter defined in Section 2.7) for fiscal tax year 2009, being July 1, 2008 through June 30, 2009.

Tenant Electricity:	As provided in Section 2.8 hereof.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Rentable Floor Area of Tenant’s Space (Sometimes also called “Rentable Floor Area of the Premises”):	55,924 square feet.

Total Rentable Floor Area of the Building:	55,924 square feet.

Total Rentable Floor Area of the Additional Building:	31,100 square feet.

Total Rentable Floor Area of the Buildings:	87,024 square feet.

Permitted Use:

General office purposes, and as ancillary thereto (but not as primary uses) other uses customarily accessory to and consistent with general office purposes as from time to time permitted as of right by the Zoning By-Law of the Town of Lexington.

Initial Minimum Limits of Tenant’s Commercial General Liability Insurance:	$5,000,000.00 per occurrence, subject to the requirements of Sections 5.7 through 5.7.11.

Brokers:	Jones Lang LaSalle One Post Office Square Boston, Massachusetts 02109

and

Cushman and Wakefield 125 Summer Street 15th Floor Boston, Massachusetts 02110

Security Deposit:	$459,975.00, subject to the terms and provisions of Section 8.21 below.

1.2           Exhibits

There are incorporated as part of this Lease:

Exhibit A	—	Description of Site

Exhibit A-1	—	Parking Plan

Exhibit B	—	Tenant Plan and Working Drawing Requirements

Exhibit C	—	Landlord’s Services

Exhibit D	—	Floor Plans

Exhibit E	—	List of Remaining Cafeteria and Data Room Equipment

Exhibit F	—	Form of Lien Waivers

Exhibit G	—	Form of Letter of Credit

Exhibit H	—	Broker Determination

Exhibit I	—	Form of Tenant’s Insurance Certificate(s)

1.3           Table of Articles and Sections

ARTICLE I		1
Reference Data		1
1.1	Subjects Referred To	1
1.2	Exhibits	6
1.3	Table of Articles and Sections	6

ARTICLE II		8
The Buildings, Premises, Term and Rent		8
2.1	The Premises	8

2.2	Rights to Use Common Facilities	9
2.3	Landlord’s Reservations	10
2.4	Habendum	10
2.5	Fixed Rent Payments	10
2.6	Operating Expenses	11
2.7	Real Estate Taxes	18
2.8	Tenant Electricity	20

ARTICLE III		21
Condition of Premises; Alterations		21

ARTICLE IV		26
Landlord’s Covenants; Interruptions and Delays		26
4.1	Landlord Covenants	26
4.2	Interruptions and Delays in Services and Repairs, etc.	26
4.3	Landlord’s Indemnity	27
4.4	Landlord’s Insurance	29
4.5	Hazardous Materials	30
4.6	Compliance with Law	31
4.7	Furniture Removal	31
4.8	Cafeteria Operations	31

ARTICLE V		32
Tenant’s Covenants		32
5.1	Payments	32
5.2	Repair and Yield Up	32
5.3	Use	33
5.4	Obstructions; Items Visible From Exterior; Rules and Regulations	34
5.5	Safety Appliances	34
5.6	Assignment; Sublease	34
5.7	Tenant’s Indemnity, Insurance And Related Matters	42
5.8	Waiver of Subrogation	49
5.9	Right of Entry	49
5.10	Floor Load; Prevention of Vibration and Noise	50
5.11	Personal Property Taxes	50
5.12	Compliance with Laws	50
5.13	Payment of Litigation Expenses	50
5.14	Alterations	51
5.15	Vendors	53
5.16	Patriot Act	53

ARTICLE VI		54
Casualty and Taking		54
6.1	Damage Resulting from Casualty	54
6.2	Uninsured Casualty	56

6.3	Rights of Termination for Taking	56
6.4	Award	57

ARTICLE VII		57
Default		57
7.1	Tenant’s Default	57
7.2	Landlord’s Default	61

ARTICLE VIII		62
Miscellaneous		62
8.1	Extra Hazardous Use	62
8.2	Waiver	62
8.3	Cumulative Remedies	62
8.4	Quiet Enjoyment	63
8.5	Notice to Mortgagee and Ground Lessor	64
8.6	Assignment of Rents	64
8.7	Surrender	65
8.8	Brokerage	65
8.9	Invalidity of Particular Provisions	65
8.10	Provisions Binding, etc.	66
8.11	Recording; Confidentiality	66
8.12	Notices	66
8.13	When Lease Becomes Binding	67
8.14	Section Headings	67
8.15	Rights of Mortgagee	68
8.16	Status Reports and Financial Statements	68
8.17	Self-Help	69
8.18	Holding Over	70
8.19	Extension Options	71
8.20	Security Deposit	72
8.21	Late Payment	75
8.22	Tenant’s Payments	75
8.23	Waiver of Trial by Jury	76
8.24	Tenant’s Signage	76
8.25	Governing Law	77
8.26	Rooftop Rights	77

ARTICLE II

The Buildings, Premises, Term and Rent

2.1           The Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Space in the Building excluding the roof (but subject to Tenant’s rights under Section 8.27 hereof), and if Tenant’s Space is less than the entire Building excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building and if Tenant’s Space includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor.

Tenant’s Space with such exclusions is hereinafter referred to as the “Premises.” The term “Building” means the Building identified on the first page, and which is the subject of this Lease and being one of the two (2) Buildings erected on the Site by the Landlord; the term “Site” means all, and also any part of the Land described in Exhibit A, plus any additions or reductions thereto resulting from the change of any abutting street line and all parking areas and structures. The term “Property” means the two (2) Buildings and the Site.

2.2           Rights to Use Common Facilities

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non- exclusive right to use in common with others, subject to reasonable rules of general applicability to tenants of the Complex from time to time made by Landlord of which Tenant is given notice common walkways and driveways necessary for access to the Building.

2.2.1        Tenant’s Parking

In addition, Tenant shall have the exclusive right, as appurtenant to the Premises, to use, without additional charge, the portion of the parking area shown on the Parking Plan as “100 Hayden Parking Area”.  The Number of Parking Spaces (referred to in Section 1.1) for the parking of employee automobiles and other passenger vehicles (and the occasional parking of delivery vans) not longer than thirty (30) feet and no more than two such delivery vans at any one time, provided, however, that Tenant shall be responsible for moving such delivery vans in order for Landlord to perform snow plowing and parking lot maintenance; and provided further that Landlord shall not be obligated to furnish stalls or spaces in any parking area specifically designated for Tenant’s use. In the event that the Rentable Floor Area of the Premises decreases at any time during the Lease Term, the Number of Parking Spaces provided to Tenant hereunder shall be reduced proportionately.  In no event shall Tenant have any right to use parking spaces in the portion of the parking area shown on the Parking Plan as “92 Hayden Parking Area”.  Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord by notice to Tenant with respect to the use of the parking areas on the Site.  The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.6 through Section 5.6.5.  Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.3           Landlord’s Reservations

In the event that Tenant’s Space is less than the entire Building, Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises.  Any non-emergency work performed pursuant to this Section 2.3 shall be performed at such times and in such a manner so as to minimize interference with Tenant’s operations in the Premises.  Any non-emergency work shall be performed only after reasonable advance notice to Tenant.

2.4           Habendum

Tenant shall have and hold the Premises for a period commencing on the date of this Lease (the “Commencement Date”), and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 8.20.

2.5           Fixed Rent Payments

Tenant agrees to pay to Landlord, or as directed by Landlord, at Landlord’s Original Address specified in Section 1.1 hereof, or at such other place as Landlord shall from time to time designate by notice, (1) on the Rent Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (2) on the first day of each and every calendar month during each extension option period (if exercised), a sum equal to (a) one twelfth (1/12th) of the annual fixed rent as determined in Section 8.20 for the applicable extension option period. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of

America in Dallas, Texas, Bank Routing Number 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012, and in the case of (ii) or (iii) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address. All remittances received by Boston Properties Limited Partnership, as Agents as aforesaid, or by any subsequently designated recipient, shall be treated as payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Commencement Date; and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

Notwithstanding anything contained herein or in Section 1.1 to the contrary, it is understood and agreed that in the event that this Lease is terminated by reason an Event of Default during the first thirty (30) months of the Term, Annual Fixed Rent for the period commencing on the Commencement Date and ending on the last day of the free rent period shall immediately become due and payable in the amount of $766,624.83. Tenant shall within ten (10) days after demand therefor pay Landlord any amounts necessary so that the total Annual Fixed Rent for such period shall equal $766,624.83 as aforesaid (taking into account any amounts previously paid by Tenant as Annual Fixed Rent during such period).

2.6           Operating Expenses

“Landlord’s Operating Expenses” means reasonable, out of pocket the cost of operation of the Building and the Site which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the managing, operating, maintaining or cleaning of the Building or Site, water, sewer, electric, gas, oil and telephone charges including utilities charges for parking lot lighting (excluding utility charges separately chargeable to tenants for additional or special services); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow removal and care of landscaping; payments under service contracts with independent contractors; management fees at reasonable rates consistent with the type of occupancy and the service rendered; costs of maintaining a regional property management office in connection with the operation, management and maintenance of the Building (sometimes called the “Regional Property Management Charge”); and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income, provided, however, there shall be included (a) depreciation for capital expenditures made by Landlord during the Lease Term, but only to the extent the same are incurred either (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are now or hereafter in force (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”); plus (b) in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located; depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

Notwithstanding the foregoing provisions, the following shall be excluded from Landlord’s Operating Expenses:

(1)           Leasing fees or commissions, advertising and promotional expenses, legal fees, the cost of tenant improvements, build out allowances, moving expenses, and other concessions and expenses incurred in connection with leasing spacing in the Building;

(2)           Interest on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or ground lease of the Building, the Complex, or any portion of either of them;

(3)           If the Building shall become a multi-tenant building (i.e., the Building is occupied by two (2) or more tenants, each under a direct lease with Landlord), costs incurred in performing work or furnishing services for any tenant (including Tenant), to the extent that such work or services is in excess of any work or service Landlord is obligated to provide Tenant under this Lease without additional charge.  However, as between Landlord and Tenant, the provisions of Section 4.1.2 shall apply in the case of additional services requested by Tenant to be performed by Landlord;

(4)           The cost of any item or service to the extent to which Landlord is reimbursed or compensated by insurance, any tenant, or any third party;

(5)           The cost of repairs or replacements incurred by reason of fire or other casualty or condemnation other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement, which deductible shall be as reasonably determined by Landlord;

(6)           Any advertising, promotional or marketing expenses for the Building;

(7)           With the exception of the management fee described in the first paragraph of this Section 2.6 and an allocable portion of the property management office costs and expenses of Landlord or Boston Properties, the cost of any service or materials provided by any party related to Landlord, to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in buildings similar to the Buildings in the vicinity of the Buildings (if, in any calendar year, the percentage of revenues used to calculate the management fee shall be greater than the percentage used to calculate the management fee included in Base Operating Expenses, then Base Operating Expenses shall be adjusted and shall be in effect from the year in which the management fee percentage is increased and shall be the management fee that would have been payable, and calculated on the rental income, for calendar year 2009 as if such higher percentage were then in effect.);

(8)           Penalties and interest for late payment of any obligations of Landlord, including, without limitation, taxes, insurance, equipment leases and other past due amounts, provided that Tenant pays Operating Costs and real estate taxes timely as and when due;

(9)           Salaries or other compensation paid to employees above the grade of Regional Property Manager except that if any such employee performs a service which would have been performed by an outside consultant, the compensation paid to such employee for performing such service shall be included in Operating

Expenses for the Building to the extent only that the cost of such service does not exceed the costs of such service had such service been performed by an outside consultant.  Further, if and to the extent an employee performs services at the Building and other properties, such employee’s labor costs shall be reasonably allocated and only the portion reasonably allocable to the Building shall be included in Landlord’s Operating Expenses (Nothing contained herein shall affect Landlord’s right to collect the management fee specifically provided for above.);

(10)         Cost of purchasing or installing sculpture, paintings or other objects of art;

(11)         Cost of repairs, replacements, alterations or improvements necessary to make the Building comply with applicable law in effect as of the date of this Lease;

(12)         Legal fees or other expenses incurred in connection with negotiating and enforcing leases with tenants in the Complex;

(13)         Depreciation, except that “Permitted Capital Expenditures” (as hereinbefore defined) and interest and amortization thereon, which shall include payments for rented equipment to the extent that such rented equipment would, if purchased, constitute a Permitted Capital Expenditure or would be used in performing the work which constitutes a Permitted Capital Expenditure , shall be included in Operating Expenses;

(14)         All costs and expenses of any special events (e.g. receptions, concerts); provided, however, that Tenant shall pay the entire costs and expenses of any special events run by Tenant;

(15)         All legal, architectural, engineering, accounting and other professional fees; provided, however, that, subject to the provisions of item 1 above, legal, architectural, engineering, accounting and other professional fees and costs incurred in connection with the management, operation, maintenance, repair and replacement of the Complex shall be included in Operating Expenses;

(16)         All costs and expenses attributable to any hazardous wastes, substances, or materials existing as of the date of this Lease (but not any which subsequently arise, other than by reason of the acts or omissions of Landlord, its agents, contractors, or employees) and/or any testing, investigation, reporting, management, maintenance, remediation, or removal thereof; provided, however, Tenant shall be solely responsible for all such costs and expenses for all hazardous wastes, substances and materials resulting from, or caused by Tenant or its contractors, subcontractors, agents, employees or invitees and the cost of testing, investigation, reporting, management, maintenance, remediation and removal thereof. However, there shall be included in Operating Expenses the cost of Landlord’s routine annual or other periodic hazardous material or similar inspection of the buildings, the cost of which incurred during the Base Year shall also be included in Base Operating Expenses (and Landlord agrees that Base

Operating Expenses shall include an amount equal to the cost of such annual inspection, whether or not an annual inspection is actually performed during calendar year 2009);

(17)         All charitable or political contributions;

(18)         Reserves, provided, however, amounts actually expended in maintaining, repairing and operating the Property shall be included in Operating Expenses;

(19)         Costs incurred with respect to the Additional Building or any other building that may from time to time exist on the Site (a “Future Building”); provided, however, that any costs relating to the common areas of the Site) shall be reasonably allocated among the Building, the Additional Building and any Future Building;

(20)         All costs and expenses arising out of (i) any violation of law or legal requirement by Landlord, (ii) any violation or breach of any lease of space in the Building, or (iii) any other breach of contract by Landlord;

(21)         All general corporate overhead of Landlord or any its agents or affiliates; and

(22)         Any management fee other than the management fee and the Regional Property Management Charge set forth in the first paragraph of this Section 2.6; provided, however, that if Tenant requests Landlord or its managing agent to perform work for Tenant beyond that which is covered by this Section 2.6, the same shall be done on a work order basis for which Landlord shall have the right to charge Tenant for Landlord’s performing same.

In addition to the foregoing, if in any calendar year after 2009 Landlord shall provide a service that was not provided in 2009, then Base Operating Expenses shall be adjusted to include the reasonable estimate of the cost of providing such services in calendar year 2009. Further, if in any calendar year after 2009, Landlord with Tenant’s consent shall cease to provide a service that was provided in 2009, then Base Operating Expenses shall be adjusted to exclude the cost of providing such services in calendar year 2009.

“Operating Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Operating Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to 100% of the Total Rentable Floor Area of the Building plus (b) the same proportion of Landlord’s Operating Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to 100% of the Total Rentable Floor Area of the Buildings.

“Base Operating Expenses” is hereinbefore defined in Section 1.1.  Base Operating Expenses shall not include (i) market wide cost increases due to extraordinary circumstances, including but not limited to Force Majeure (as defined in Section 6.1), conservation surcharges, boycotts, strikes, embargoes or shortages (“Temporary Cost

Increase”); provided, however, that if any item(s) of Temporary Cost Increases shall continue uninterrupted beyond calendar year 2009, then the amount of such Temporary Cost Increase excluded from Base Operating Expenses with respect to such item(s) shall also be excluded from Landlord’s Operating Expenses for and with respect to any such calendar year during which such Temporary Cost Increase continues and (ii) the cost of any Permitted Capital Expenditures; provided, however, that any Permitted Capital Expenditures excluded from Base Operating Expenses shall not be included in Landlord’s Operating Expenses in any subsequent year.

“Base Operating Expenses Allocable to the Premises” means (i) the same proportion of Base Operating Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to 100% of the Rentable Floor Area of the Building plus (ii) the same proportion of Base Operating Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to 100% of the Rentable Floor Area of the Buildings.

If with respect to any calendar year falling within the Term, or fraction of a calendar year falling within the Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises for a full calendar year exceed Base Operating Expenses Allocable to the Premises, or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises then, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6 (the Base Operating Expenses Allocable to the Premises do not include the tenant electricity to be paid by Tenant at the time of payment of Annual Fixed Rent, separate provision being made in Section 2.8 of this Lease for Tenant’s electricity costs for the Premises).

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses and Operating Expenses Allocable to the Premises (the “Annual Statement”). The Annual Statement shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as Additional Rent, and the amount of operating expenses remaining due from, or overpaid by, Tenant for the year or other period covered by such statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended, net of any sums then due from Tenant to Landlord).

In addition, Tenant shall make payments monthly on account of Tenant’s share of increases in Landlord’s Operating Expenses anticipated for the then current year at the time and in the fashion herein provided for the payment of fixed rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant’s share of such increases in operating expenses for each calendar year during the Term.

Notwithstanding the foregoing, in determining the amount of Landlord’s Operating Expenses for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

Subject to the provisions of this paragraph and provided that no Event of Default then exists, Tenant shall have the right, at Tenant’s cost and expense, to examine all documentation and calculations prepared in the determination of Operating Expenses Allocable to the Premises:

(1)              Such documentation and calculation shall be made available to Tenant at the office (located in the Eastern continental United States) where Landlord keeps such records, during normal business hours within thirty (30) days after Landlord receives a written request from Tenant to make such examination.

(2)              Tenant shall have the right to make such examination no more than once in respect of any period in which Landlord has given Tenant a statement of the actual amount of Landlord’s Operating Expenses.

(3)              Any request for examination in respect of any Operating Year may be made no more than one hundred eighty (180) days after Landlord delivers the Annual Statement with respect to such period and such examination shall be completed within ninety (90) days after it is commenced, time being of the essence in respect of both periods.

(4)              Such examination may be made only by (i) an independent certified public accounting firm, or (ii) a qualified real estate professional or firm approved by Landlord, which approval shall not be unreasonably withheld. Without limiting Landlord’s approval rights, Landlord may withhold its approval of any examiner of Tenant who is being paid by Tenant on a contingent fee basis.

(5)              As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord a commercially reasonable agreement pursuant to which Tenant and its examiners agree to keep confidential any information which either of them discovers about Landlord or the Building in connection with such examination, subject only to those exceptions customarily found in such agreements. Without limiting the foregoing, such examiners shall be required to agree that they will not represent any other tenant in the Building or in the other buildings on the Site.

2.7           Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord’s Tax Expenses Allocable to the Premises as hereinafter defined for a full Tax Year exceed Base Taxes Allocable to the Premises, or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises then, on or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Building and the Site and abatements and refunds of any taxes and assessments. Expenditures for legal fees and for other expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Said statement to be rendered to Tenant shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.7 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the over-payment as aforesaid if the Term has ended, net of any sums then due from Tenant to Landlord).

In addition, payments by Tenant on account of increases in real estate taxes anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s share of such increases, at least ten (10) days before the day on which such payments by Landlord would become delinquent.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Terms used herein are defined as follows:

(i)            “Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii)           “Landlord’s Tax Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Tax Expenses for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to 100% of the Total Rentable Floor Area of the Building plus (b) the same proportion of Landlord’s Tax Expenses for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to 100% of the Total Rentable Floor Area of the Buildings.

(iii)          “Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Building and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv)          “Base Taxes” is hereinbefore defined in Section 1.1.

(v)           “Base Taxes Allocable to the Premises” means (i) the same proportion of Base Taxes for and pertaining to the Building as the Rentable Floor Area of Tenant’s Space bears to 100% of the Total Rentable Floor Area of the Building, plus (ii) the same proportion of Base Taxes for and pertaining to the Site as the Rentable Floor Area of Tenant’s Space bears to 100% of the Total Rentable Floor Area of the Buildings.

(vi)          “Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes.  The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined, calculated as if Landlord had elected to pay such special taxes or assessments over the longest period allowed by law (whether or not Landlord actually so elects). There shall be excluded from such taxes all income, estate, succession, inheritance, franchise and transfer taxes, and, provided that Tenant has timely paid all amounts due from Tenant under this Section 2.7, any fees, penalties, or interest payable on account of the late payment of any real estate taxes.  If at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord.

(vii)         If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

(viii)        If Landlord shall receive any refund of any real estate taxes of which Tenant has paid a portion pursuant to this Section 2.7, then, out of any balance remaining after deducting Landlord’s reasonable expenses incurred in obtaining such refund, Landlord shall pay or credit to Tenant its proportionate share of said balance, prorated as set forth above, but in no event more than the amount paid by the Tenant with respect to the fiscal year in question.

Tenant shall not have the right to seek an abatement of real estate taxes, but provided Tenant has not assigned this Lease nor sublet more than one (1) full floor in the Building, and there shall not be existing an Event of Default, Tenant shall have the right to request that Landlord seek and abatement of real estate taxes at Tenant’s sole cost and expense. Landlord agrees to act reasonably with respect to any such request including meeting with Tenant.

2.8                                 Tenant Electricity

Commencing on the Commencement Date and continuing throughout the Term (as it may be extended), Tenant covenants and agrees to pay directly to the appropriate utility company providing electricity to the Site, as Additional Rent, all electricity charges for lights, power and heating, ventilating and air conditioning consumed at the Premises and for other purposes within the Building (“Tenant Electricity”) and all electricity for exterior lighting of the Building (and not the exterior of the Additional Building) (“Exterior Electricity”).  There are presently two (2) electric meters, one of which reads only the electricity to power heating, ventilating and air-conditioning to the Premises and the other of which reads both the Exterior Electricity and the Tenant Electricity, and no other electric usage, and Tenant shall be responsible for the full payment of all electrical charges associated with both meters.

Tenant covenants and agrees to take all steps required by the appropriate utility company to provide for the direct billing to Tenant of the Tenant Electricity and the Exterior Electricity including, without limitation, making application(s) to such utility company in connection therewith and making any deposits (including, but not limited to, such letters of credit) as such utility company shall require.  Tenant covenants and agrees to pay, before delinquency, all electricity charges and rates for and relating to the Tenant Electricity and the Exterior Electricity and from time to time if requested by Landlord to provide Landlord with evidence of payment to, and good standing with, such utility company as Landlord may reasonably require but not more frequently than twice in any calendar year unless an Event of Default (hereinafter defined) exists in which case there shall be no limitation on the frequency of such request.

ARTICLE III

Condition of Premises; Alterations

3.1                                 Tenant covenants and agrees that Tenant is leasing the Premises in their as-is condition on the Commencement Date and that, except as expressly provided in the following sentence, Landlord has no obligation to perform or make any additions, alterations, improvements, demolition or other work to the Premises, the Building or the Site.  Notwithstanding the foregoing, Landlord agrees that, as of the Commencement Date, the utility and building service systems and equipment serving the Premises shall be in good operating order and condition; provided, however, that the items listed on Exhibit E hereto shall be delivered in their “as is” condition.  Further, Tenant acknowledges and agrees that the Commencement Date is a fixed date (being the date of the Lease) and that the Rent Commencement Date also is a fixed date (being February 1, 2009) notwithstanding that Tenant plans to perform improvement and other work in and to the Premises and irrespective of when Tenant begins such work and how long Tenant takes to complete such work. In addition, neither the Commencement Date nor the Rent Commencement Date shall be extended for any reason whatsoever including, without limitation, the time it takes for certificates of occupancy to be issued by the Town of Lexington for Tenant’s improvement work in and to the Premises, Tenant hereby acknowledging and agreeing that Tenant is solely responsible for obtaining all such certificates of occupancy.  Landlord agrees to cooperate in good faith with Tenant, at no out of pocket expense to Landlord, in Tenant’s efforts to obtain such certificates of occupancy.

3.2                                 (A)      Tenant, at its sole cost and expense, shall perform all work necessary to prepare the Premises for Tenant’s occupancy in accordance with plans and specifications prepared by Baker Design Group, or another  architect licensed by the Commonwealth of Massachusetts and approved by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned, such plans and specifications to be subject to the reasonable approval of the Landlord as set forth below. Tenant hereby acknowledges that the lobby in the Building, including its floor, walls, ceiling, doors and equipment (collectively, the “Lobby”), are new and that in no event shall Tenant make any changes, renovations, alterations or substitutions to or in the Lobby. Further, during the performance of any demolition or improvement work in the Building, Tenant shall take all steps reasonably required by Landlord to protect the Lobby from damage and shall obtain Landlord’s approval which approval shall not be unreasonably withheld, delayed, or conditioned for the methods of such protection prior to Tenant performing (or allowing any contractors to perform) any work in the Premises.

Tenant shall submit to Landlord a detailed floor plan layout together with working drawings (the “Tenant’s Submission”) for work to be performed by Tenant to prepare the Premises for Tenant’s occupancy (“Tenant’s Work”). Such floor plan layout and working drawings (the “Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B. Tenant’s submission shall include at least two (2) full sized sets and two (2) half size sets of Tenant’s proposed layout and working drawings. Landlord’s approval of the Plans shall not be unreasonably withheld or delayed; however, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes which are visible outside the Premises shall be in Landlord’s sole discretion. Landlord shall have seven (7) business days from Tenant’s submission made in accordance with the requirements hereof to respond to Tenant’s request for approval thereof.  If Tenant’s submission does not comply with requirements hereof, Landlord shall notify Tenant of same within two (2) business days after Tenant makes any such defective submission, which notice shall specify the respects in which such submission is defective.  Any disapproval of any Plans shall set forth in reasonable detail the grounds for such disapproval along with Landlord’s suggested corrective measures.   If Landlord disapproves of any Plans, then Tenant shall promptly have the Plans revised by its architect to incorporate all objections and conditions presented by Landlord and shall resubmit such plans to Landlord no later than seven (7) days after Landlord has submitted to Tenant its objections and conditions.  Landlord shall have five (5) calendar days from Tenant’s resubmission to respond to Tenant’s request for approval thereof. Such process shall be followed until the Plans shall have been approved by the Landlord without objection or condition.  If Landlord fails to respond in writing to Tenant within in the applicable period specified above (i.e., seven (7) business days after Tenant’s initial submission and five (5) calendar days after any resubmission), then the submitted plans shall be deemed approved for all purposes of this Article III.

If in connection with the review of Tenant’s Plans by the Town of Lexington Building

Commissioner at the time of Tenant’s submission of an application for a building permit for Tenant’s Work, it is determined by said Building Commissioner that the existing lobby/atrium and /or the existing means of egress of the Building does not comply with applicable Legal Requirements and that modification thereto is required, Landlord, at its sole cost and expense, shall perform modification work to the lobby/atrium and/or means of egress which will bring such areas into compliance with the applicable Legal Requirements and will otherwise be done aesthetically in a manner as determined by Landlord.  If any such modification work shall be required, the same shall be performed by Landlord’s contractors concurrently with Tenant’s performance of Tenant’s Work.

Notwithstanding the foregoing, Tenant shall be solely responsible for compliance of Tenant’s Plans with applicable Legal Requirements, and in the event that (a) any Tenant’s Work performed in or adjacent to the existing lobby/atrium area as shown on Exhibit D makes necessary the performance of any other work in such lobby/atrium or the other existing means of egress from the Building in order for such lobby/atrium or the other means of egress to comply with applicable Legal Requirements, or (b) any of Tenant’s Work in the Building is for uses other than general office purposes (and accessory cafeteria and other customary uses accessory to general office uses) and results in the existing lobby/atrium area or the other existing means of egress from the Building not complying with applicable Legal Requirements, then Tenant, at its sole cost and expense, shall be obligated to perform the work necessary to provide compliance with applicable Legal Requirements (including the applicable Massachusetts Building Code).

(B)      Once the Plans have been approved by Landlord, Tenant, at its sole cost and expense, shall promptly, and with all due diligence, perform Tenant’s Work as set forth on the Plans, and, in connection therewith, the Tenant shall obtain all necessary governmental permits and approvals for Tenant’s Work.  Landlord shall cooperate with Tenant, at no out of pocket expense to Landlord and with no liability to Landlord, in Tenant’s efforts to obtain such permits and approvals.   All of Tenant’s Work shall be performed strictly in accordance with the Plans and in accordance with applicable Legal Requirements (as defined in Section 3.4 hereof) and Insurance Requirements (as defined in Section 5.14 hereof). Tenant shall have Tenant’s Work performed by a general contractor first approved by Landlord,  which approval shall not be unreasonably withheld, delayed, or conditioned, which contractor shall provide to Landlord such insurance as the Landlord may reasonably require. Landlord has provided to Tenant rules and regulations relative to the performance of Tenant’s Work and any other work which the Tenant may perform under this Lease and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide.  Notwithstanding anything set forth in said rules and regulations, not later than twenty one (21) days after the date of this Lease, Tenant shall pay to Landlord a one time access fee of $2,500.00 in lieu of any and all other fees for accessing the Building during the performance of Tenant’s Work.  It shall be Tenant’s obligation to obtain a certificate or certificates of occupancy or other like governmental approval for the use and occupancy of the Premises to the extent required by law, and Tenant shall not occupy the Premises for the conduct of business until and unless it has obtained such approval and has submitted to Landlord a copy of the same. However, the Commencement Date and the Rent Commencement Date shall be the fixed dates as set forth in Section 3.1 hereof. Tenant shall also prepare and submit to Landlord promptly after Tenant’s Work is substantially complete a set of as-built plans in both print and electronic forms showing the work performed by Tenant to the Premises including, without limitation, any wiring or cabling installed by Tenant or Tenant’s contractor for Tenant’s computer, telephone and other communication systems.

3.3                                 Special Allowance.

Landlord shall provide to Tenant a special allowance of $2,236,960.00 (being the product of (i) $40.00 and (ii) the Rentable Floor Area of the Premises (the “Tenant Allowance”). The Tenant Allowance shall be used and applied by Tenant solely on account of the cost of Tenant’s Work and the “Applicable Design Costs” (hereinafter defined).  Provided that Tenant is not in default beyond the expiration of any applicable notice or grace period of its obligations under the Lease at the time that Tenant requests any requisition on account of Tenant’s Allowance, Landlord shall pay to Tenant a portion of the cost of the work shown on each requisition (as hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord, such portion calculated as follows:  If there shall be such a default, Landlord shall not be obligated to continue funding the Tenant Allowance until and unless such default is fully cured within the applicable grace period.  If such default is not so cured within the grace period, Landlord shall have no obligation to continue funding.  Each requisition shall set forth the total cost of Tenant’s Work (which term, for the purpose hereof, shall include Approved Design Costs) incurred during the period covered by such requisition. Landlord shall pay for and with respect to each such requisition an amount equal to the product of (i) the cost of Tenant’s Work set forth in such requisition, multiplied by (ii) a fraction, the numerator of which is the total amount of the Tenant Allowance and the denominator of which is the total amount of the cost of Tenant’s Work (excluding, however, the cost of any so-called “demountable wall systems” or other portions, if any, of Tenant’s Work toward which the Tenant Allowance may not be applied).  Notwithstanding the foregoing, (a) in no event shall Landlord be required to pay more than the total amount of Tenant’s Allowance, and (b) the final payment(s) of Tenant’s Allowance shall, if necessary for Tenant to receive the total amount of Tenant’s Allowance that Tenant is otherwise entitled to receive hereunder, be increased to the extent necessary for Tenant to receive such total amount.  For the purposes hereof, a “requisition” shall mean written documentation showing in reasonable detail the costs of the improvements then installed by Tenant in the Premises (i.e., the Tenant’s Work).  Each requisition shall be accompanied by evidence reasonably satisfactory to Landlord that all work covered by previous requisitions has been fully paid by Tenant.  Further, the parties hereby acknowledge that the provisions of the next to last sentence of Section 5.14 of this Lease shall apply to all of Tenant’s Work under this Article III.  At Landlord’s request from time to time, Tenant shall deliver lien waivers from all contractors and subcontractors performing Tenant’s Work.  Landlord shall have the right, upon reasonable advance notice to Tenant, to examine Tenant’s invoices relating to each requisition in order to verify the amount thereof.  Tenant shall submit requisition(s) no more often than monthly. For the purposes hereof, the cost to be so reimbursed by Landlord shall consist solely of the cost of leasehold improvements and the Approved Design Costs (hereinafter defined) but not the cost of any of Tenant’s personal property, trade fixtures or trade equipment or any so-called soft costs or other design costs in excess of the Approved Design Costs. The “Approved Design Costs” shall mean the architectural, engineering and space planning fees and charges actually paid by Tenant to third party, unaffiliated architects, engineers and space planners respecting the preparation of Tenant’s Plans but not to exceed the product of (i) $5.00 and (ii) the 55,924 square feet of Rentable Floor Area of the Premises. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided in this Section 3.4, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, the Tenant Allowance shall only be applied towards the cost of leasehold improvements and the Approved Design Costs but in no event shall Landlord be required to make application of any portion of the Tenant Allowance towards Tenant’s personal property any “demountable wall systems”, if any, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, to any partner or affiliate of Tenant or to any third party excepting “Approved Design Costs” (hereinabove defined) and payments to Tenant’s contractors. In the event that such cost of Tenant’s Work, including the Approved Design Costs, is less than the Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under this Lease.

3.4                                 Quality and Performance of Work

All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements. All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 or any person hereafter designated in substitution or addition by notice to the party relying. Tenant acknowledges that Tenant is acting for its own benefit and account and that Tenant will not be acting as Landlord’s agent in performing any Tenant Work, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any work.

ARTICLE IV

Landlord’s Covenants; Interruptions and Delays

4.1

Landlord Covenants

Landlord covenants and agrees to the following during the Term:

4.1.1	Services Furnished by Landlord.

To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in high quality buildings in the Boston West Suburban Market subject to escalation reimbursement in accordance with Section 2.6.

4.1.2	Additional Services Available to Tenant

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, at the rates described above in this Section, the charges of Landlord providing any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the express, written request of Tenant within thirty (30) days after being billed therefor.

4.1.3	Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI and subject to the escalation provisions of Section 2.6, (i) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities as may be necessary to keep them in serviceable condition and (ii) to maintain the Building (exclusive of Tenant’s responsibilities under this Lease) in a first class manner comparable to the maintenance of similar properties in the Boston West Suburban Market.

4.2

Interruptions and Delays in Services and Repairs, etc

(A)        Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation the causes set forth in Section 3.2 hereof as being reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(B)      Notwithstanding the foregoing, upon the occurrence of any event or circumstance resulting from or caused by (x) any failure of Landlord to provide electrical, heating, ventilating, air conditioning, or all elevator service to the Premises or access to the Premises that prevents Tenant from using the Premises or any portion thereof or (y) any alterations, replacements, or improvements made by Landlord to other tenant premises within the Building (any such event or circumstance described in clauses (x) or (y) above being hereinafter referred to as an “Abatement Event”), Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event and if such Abatement Event continues beyond the Eligibility Period (as hereinafter defined), then the Annual Fixed Rent shall be abated entirely or reduced, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues both to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Floor Area of the Premises. The term “Eligibility Period” shall mean (i) in connection with a failure by Landlord to provide required services or access to the Premises due to an event or circumstance within Landlord’s reasonable control or in connection with any alterations, replacements, or improvements made by Landlord to other tenant premises within the Building, a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s) and (ii) in connection with a failure by Landlord to provide required services or access to the Premises due to an event or circumstance not within Landlord’s reasonable control, a period of  fourteen (14) consecutive business days after Landlord’s receipt of any Abatement Notice(s).

4.3                                 Landlord’s Indemnity

(a)    Indemnity.  Subject to the limitations in Section 8.4 and in Section 5.7.1 and Section 5.8 of this Lease, and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, licensees, invitees, agents, servants or employees, Landlord agrees to indemnify and save harmless Tenant from and against any claim by a third party arising from any injury to or death of any person or damage to or destruction of the property of any person other than Tenant occurring in the Premises or in the Complex after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or Landlord’s employees, or from any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures, personal property or other property of Tenant, and Landlord shall in no event be liable to Tenant for any indirect, consequential or punitive damages.  Tenant shall provide notice of any such third party claim to Landlord as soon as practicable.  The provisions of this Section shall not be applicable to the holder of any mortgage now or hereafter on the Property, the Complex or the Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Property, the Complex or the Building) unless and until such mortgagee shall enter into actual physical possession of the Complex in which case such mortgagee shall be bound under this Section 4.3 for events covered by this Section 4.3 but only first actually occurring from and after the date such mortgagee enters into actual physical possession of the Complex subject to the limitations set forth in Section 8.4, 5.7.1 and 5.8 of this Lease.

(b)  Breach.  In the event that Landlord breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Landlord shall pay to the Tenant Parties all liabilities, loss, cost, or expense (including reasonable attorney’s fees) reasonably incurred by the Tenant Parties as a result of said breach; and (ii) the Tenant Parties may deduct and offset from any amounts due to Landlord under this Lease any amounts owed by Landlord pursuant to this section.

(c)  No limitation.  The indemnification obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Landlord under workers’ compensation acts, disability benefit acts, or other employee benefit acts.  Landlord waives any immunity from or limitation on its indemnity or contribution liability to the Tenant Parties based upon such acts.

(d)  Survival.  The terms of this section shall survive any termination or expiration of this Lease.

(e)  Costs.  The foregoing indemnity and hold harmless agreement shall include indemnity for all reasonable costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Tenant Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof.  In addition, in the event that any action or proceeding shall be brought against one or more Tenant Parties by reason of any such claim, Landlord, upon request from the Tenant Party, shall resist and defend such action or proceeding on behalf of the Tenant Party by counsel appointed by Landlord’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Tenant Party.  The Tenant Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Tenant Parties, which consent shall not be unreasonably withheld.  Such consent shall not be required for any compromise or settlement pursuant to which the Tenant Parties are completely released from liability.

(f)  The provisions of this Section 4.3 are subject to the limitations set forth in Section 8.4 hereof.

4.4                                 Landlord’s Insurance

(a)  Required insurance.  Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” type insurance form, with customary exceptions, subject to such commercially reasonable deductibles as Landlord may determine, in an amount equal to at least the replacement value of the Building.  Landlord shall also maintain such insurance with respect to any improvements, alterations, and permanent fixtures of Tenant located at the Premises but Landlord shall not be obligated to insure Tenant’s Property or any demountable walls or partitions.  Landlord shall maintain a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another ISO Commercial General Liability “occurrence” form providing equivalent coverage.  Such insurance shall include broad form contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Landlord in this Lease.  The minimum limits of liability of such insurance shall be $5,000,000.00 per occurrence per location.  Landlord shall maintain worker’s compensation insurance or participation in a monopolistic state workers’ compensation fund.  The cost of such insurance shall be treated as a part of Operating Expenses.  Such insurance shall be maintained with an insurance company selected by Landlord.  Payment for losses thereunder shall be made solely to Landlord.  Upon Tenant’s reasonable request from time to time but not more frequently than once each calendar year, Landlord shall provide Tenant with certificates evidencing the insurance coverage required by this Lease.

(b)  Optional insurance.  Landlord may maintain such additional insurance with respect to the Building, the Site and the Complex, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance, pollution liability insurance and/or rent insurance, as Landlord may in its reasonable business judgment elect, provided that such additional insurance is customarily carried by the owners of buildings similar to the Buildings in the metropolitan Boston area.  Landlord may also maintain such other insurance as may from time to time be required by any Mortgagee.  The cost of all such additional insurance shall also be part of the Operating Expenses.

(c)  Blanket and self-insurance.  Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by a commercially reasonable program of self-insurance maintained by Boston Properties Limited Partnership and/or Boston Properties, Inc. (or by any successor landlord) through a captive insurance company authorized and regulated by a state government of one of the United States or by the government of the captive’s domicile, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance that is equitably allocable to the Building.  In addition, with respect to self-insurance:

(i)            the cost of such self insurance included in Operating Expenses shall not exceed the cost that Landlord would have incurred to purchase from an insurance company the insurance coverage provided by such self insurance;

(ii)           the cost to repair any damage covered by such self-insurance shall not be included in Operating Expenses except for an amount equal to a commercially reasonable deductible under a third-party policy; and

(iii)          the provisions of Section 5.8 hereof shall operate to release Tenant from liability for any loss or damage covered by such self-insurance if and to the extent that such self-insurance replaces insurance which Landlord would otherwise have been required to maintain under this Lease but for Landlord’s decision to self-insure such risk.

(d)  No obligation.  Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property of tenant’s subtenants or occupants.  Landlord will also have no obligation to carry insurance against, nor (except as set forth in Section 4.2(B))  be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

4.5                                 Hazardous Materials

Landlord represents to Tenant that to the best of Landlord’s actual knowledge as of the Date of this Lease, except as set forth in that certain “Report On Oil And Hazardous Material Site Evaluation Update, 92-100 Hayden Avenue, Lexington, Massachusetts” by Haley & Aldrich, Inc., (File No. 11817-040 dated September, 1996) and that certain “Asbestos Survey Report, 92-100 Hayden Avenue, Lexington, Massachusetts” prepared for Boston Properties, Inc. by Covino Environmental Associates, Inc., dated May 20, 1997 (Covino Project No. 97-00226) (copies of which have been previously provided to Tenant), there are no Hazardous Materials (as that term is defined in Section 5.3 below, which term, for the purposes hereof, shall also include mold) in the Building or on, at, beneath, or migrating from the Site which are required to be investigated, removed, or otherwise abated in accordance with applicable Hazardous Materials Laws.  Subject to the limitations of Section 8.4 hereof, Landlord shall remove or abate as required by applicable Hazardous Materials Laws Hazardous Materials on, at, beneath, or migrating from the Site or in the Building, provided that the foregoing removal and/or abatement requirements shall not apply to Hazardous Materials (including mold) which first become present in the Building or on the Site after the Commencement Date (x) because of the use, action or (where action is required hereunder or under Hazardous Materials Laws) inaction of any tenant or occupant in the Site, including Tenant, or any employee, agent or contractor of Tenant or (y) because of any use, alterations or other construction by or for Tenant or any occupant (other than any Landlord Party) of the Building (items (x) and (y) being herein collectively called the “Exclusions”).  Subject to the limitations of Section 8.4 hereof, Landlord agrees to defend, indemnify, and save Tenant harmless from liability, loss and damage to persons or property and from any claims (including, without limitation, bodily injury, property damage, and environmental clean up claims and notices of responsibility), actions, proceedings and expenses in connection therewith resulting from (1) the inaccuracy of Landlord’s representation in the first sentence of this Section 4.5; (2) the presence of Hazardous Materials on, at, beneath, or migrating from the Site or in the Building, except to the extent present as a result of the action of Tenant, or any employee, agent or contractor of Tenant; or (3) the failure of Landlord to fulfill its obligations under the second sentence of this Section 4.5; provided, however, that in no event shall the foregoing indemnity (i) cover or in any way include the Exclusions and (ii) render Landlord liable for any loss or damage to Tenant’s Property and Landlord shall in no event be liable for indirect, consequential or punitive damages.  This indemnity and hold harmless agreement shall survive the expiration or earlier termination of this Lease.

4.6                                 Compliance with Law

To comply with all applicable Legal Requirements now or hereafter in force that impose a duty on Landlord with respect to the common areas of the Complex.

4.7                                 Furniture Removal

Within twenty (20) days following execution of this Lease by both Tenant and Landlord, Landlord shall, at its sole expense, remove all furniture currently located in the Premises other than the fixtures and equipment listed on Exhibit E attached hereto (the “Remaining Equipment”). Tenant shall have the right to use the Remaining Equipment throughout the Term and, at the expiration of the Term, shall return the Remaining Equipment to Landlord in good condition, reasonable wear and tear excepted.

4.8                                 Cafeteria Operations

Reference is made to the fact that there presently exists within the Building a cafeteria area (the “Cafeteria Space”) and cafeteria equipment.  During the term of this Lease, Tenant shall have the right, at its sole cost and expense, to operate a cafeteria in the Cafeteria Space for the conduct of a food service for Tenant’s employees and business invitees but not for the general public provided, however, that Tenant shall first obtain and shall keep in full force and effect such special permits, approvals, licenses and other approvals as shall be required by applicable laws, by-laws, orders, rules and regulations.

In connection with the operation of such cafeteria, Tenant may enter into a food service contract with a cafeteria operator or other food service provider.  Landlord shall have no liability under such contract but shall have a right to review and approve such contract. Landlord shall have no responsibility for maintenance, repair or replacement of the cafeteria equipment.

ARTICLE V

Tenant’s Covenants

Tenant covenants and agrees to the following during the Term and such further time as Tenant occupies any part of the Premises:

5.1                                 Payments

To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2.

5.2                                 Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises in good order, repair and condition, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, in each case reasonable wear and tear, damage by fire or other casualty or taking under the power of eminent domain and damage resulting from the negligence of any of the Landlord Parties, their agents, contractors or employees or from the failure of Landlord to perform its obligations under this Lease only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises including all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear only excepted, first removing all furniture, fixtures, equipment, goods and effects of Tenant and, to the extent specified by Landlord by notice to Tenant given at least thirty (30) days before such expiration or termination, the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers and all alterations and additions made by Tenant (but specifically excluding all cabling and wiring existing in the Premises as of the date of this Lease) and all partitions, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to the Site or to the other Buildings caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3                                 Use

To use and occupy the Premises for no other purpose other than the Permitted Use, and not to injure or deface the Premises, Building, the Additional Building, the Site or any other part of the Site nor to permit in the Premises or on the Site any auction sale, vending machine (other than those used exclusively by Tenant’s personnel), or inflammable fluids or chemicals (except as set forth in the last grammatical paragraph of this Section 5.3), or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would  in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use and occupancy, or which is likely to disturb the quiet enjoyment of other occupants of the Building or the Additional Building, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate asbestos, petroleum (and any breakdown product thereof), lead containing paint, PCBs, and any other substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall promptly after becoming aware of same notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing.

Notwithstanding the foregoing, Tenant may use normal amounts and types of substances typically used for office uses, provided that Tenant uses such substances in the manner which they are normally used for office uses, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises.

5.4                                 Obstructions; Items Visible From Exterior; Rules and Regulations.

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Additional Building or of the Site used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable Rules and Regulations now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such Rules and Regulations.

5.5                                 Safety Appliances

To keep the Premises equipped with all safety appliances required by any public authority because of (i) any use made by Tenant other than normal office use, (ii) Tenant’s particular configuration of furniture within the Premises,  (iii) any alterations, additions or improvements made by or on behalf of Tenant in the Premises, or (iv) any subletting of any portion of the Premises, and to procure all licenses and permits so required because of any of the foregoing items described in clauses (i), (ii), (iii), or (iv) above, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.  Landlord agrees to provide any other safety appliances so required by law (i.e., except to the extent the same are required by reason of clauses (i), (ii), (iii), or (iv) above), the cost of which shall be included in Landlord’s Operating Expenses to the extent provided in Section 2.6 above.

5.6                                 Assignment; Sublease

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted herein or consented to by Landlord under Sections 5.6.1-5.6.5 shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

5.6.1    Notwithstanding the foregoing provisions of Section 5.6 above and the provisions of Sections 5.6.2, 5.6.3, and 5.6.4 below, but subject to the provisions of Section 5.6.5, below Tenant shall have the right without Landlord’s consent to assign this Lease or to sublet the Premises (in whole or in part) (i) to any entity controlling, controlled by, or under common control with Tenant (any such entity referred to in this item (i), a “Tenant Affiliate”), (ii) or to any entity into which Tenant may be converted or with which it may merge, or (iii) to any entity that acquires substantially all of the stock of Tenant or the assets of Tenant, provided that the entity (other than a Tenant Affiliate) to which this

Lease is so assigned or which so sublets the Premises and/or any guarantor of such entity has a credit worthiness (e.g., assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than the Tenant as of the date of this Lease.  For the purposes of the preceding sentence, “control” shall mean ownership, direct or indirect, of the majority of the voting equity interests in any such entity.  Any of the transfers described in this Section 5.6.1 is referred to herein as a “Permitted Transfer”.

5.6.1.1 Notwithstanding the provisions of Section 5.6 above but subject to the provisions of this Section 5.6.1.1 and the provisions of Sections 5.6.3, 5.6.4 and 5.6.5, Tenant may sublease up to and including one (1) specific full floor of the Building (as distinguished from floor area on a number of floors totaling the square footage of any given floor) provided that in each instance Tenant, at its sole cost and expense, shall construct such demising walls and secondary or additional means of ingress and egress as shall be required by applicable Legal Requirements and provided, further, that in each instance Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed subleasing if:

(a)                                  the proposed subtenant is (i) a tenant or subtenant in the  Additional Building and Landlord then has available for lease space in the Additional Building  comparable in size to the space proposed to be subleased to such subtenant or (iii) not of a character consistent with the operation of a first class office and development building (by way of example, Landlord shall not be deemed to be unreasonably withholding its consent to a subleasing to any governmental or quasi-governmental agency that regularly deals with the public at large in such agency’s offices, e.g. the Social Security Administration or Registry of Motor Vehicles), or

(b)                                 the proposed subtenant is not of good character and reputation, or

(c)                                  the proposed subtenant does not possess adequate financial capability to perform the obligations of the subtenant under the sublease as and when due or required, or

(d)                                 the subtenant proposes to use the Premises (or part thereof) for a purpose other than the purposes for which the Premises may be used as stated in Section 1.1 hereof, or

(e)                                  the character of the business to be conducted or the proposed use of the premises by the proposed subtenant shall (i) be reasonably likely to materially increase Landlord’s Operating Expenses beyond that which Landlord incurs for use by Tenant unless Tenant pays the amount of such increase that is not otherwise passed through to Tenant as part of

Landlord’s Operating Expenses (provided that this clause (i) shall not apply unless and until the Building becomes a multi tenant building, i.e., there is at least one (1) other tenant in the Building under a direct lease with Landlord); (ii) be reasonably likely to materially increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting; or (iii) violate or be reasonably likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)                                    there shall then be existing an Event of Default (defined in section 7.1), or

(g)                                 [intentionally omitted.]

(h)                                 any part of the rent payable under the proposed sublease shall be calculated based in whole or in part on the income or profits derived from the Premises or if proposed sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates.

5.6.2      Except as permitted under Section 5.6.1 above, but subject to the provisions of this Section 5.6.2 and the provisions of Sections 5.6.3, 5.6.4 and 5.6.5 below, Tenant covenants and agrees not to assign this Lease or to sublet more than one (1) specific and complete floor in the Building (which shall be deemed to include, without limitation, any proposed subleasing which together with prior subleasings would result in an area equal to or greater than one (1) specific and complete floor in the Building being the subject of one or more subleases) without, in each instance, having first obtained the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that in the case of any such sublease so consented to by Landlord, Tenant, at its sole cost and expense shall construct such demising walls and secondary or additional means of ingress and egress as shall be required by applicable Legal Requirements. Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)                                  the proposed assignee or subtenant is (i) a tenant or subtenant elsewhere on the Site and Landlord then has available for lease space in the Additional Building comparable in size to the space proposed to be subleased to such subtenant, (ii) in active negotiation with Landlord for premises in the Additional Building or (iii) not of a character consistent with the operation of a first class development (by way of example, Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency that regularly deals with the public at large in such agency’s offices, e.g. the Social Security Administration or Registry of Motor

Vehicles), or

(b)                                 the proposed assignee or subtenant is not of good character and reputation, or

(c)                                  the proposed assignee or subtenant does not possess adequate financial capability to perform the obligations of the Tenant under this Lease (in the case of an assignment) or of the subtenant under the sublease (in the case of a sublease) as and when due or required,

(d)                                 the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e)                                  the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be reasonably likely to materially increase Landlord’s Operating Expenses beyond that which Landlord incurs for use by Tenant unless Tenant pays the amount of such increase that is not otherwise passed through to Tenant as part of Landlord’s Operating Expenses (provided that this clause (i) shall not apply unless and until the Building becomes a multi tenant building, i.e., there is at least one (1) other tenant in the Building under a direct lease with Landlord); (ii) be reasonably likely to materially increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate or be reasonably likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)                                    there shall then be existing an Event of Default (defined in Section 7.1), or

(g)                                 [intentionally omitted.]

(h)                                 any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(i)                                     [intentionally omitted.]

(j)                                     [intentionally omitted.]

(k)                                  in the case of a proposed assignment (other than a Permitted Transfer), Landlord elects, at its option, by notice given within twenty (20) days after receipt of Tenant’s notice given pursuant to Section 5.6.3 below, to terminate this Lease as of the proposed effective date of the proposed assignment, provided, however, that upon such termination, all of Landlord’s and Tenant’s obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease.  Notwithstanding the foregoing provisions of this Section 5.6.2(k), if Landlord notifies Tenant of Landlord’s election to terminate this Lease, Tenant shall have the right, by notice to Landlord given within ten (10) days after receipt by Tenant of Landlord’s notice of termination, to withdraw Tenant’s request to assign this Lease in which event Landlord’s election to terminate shall be rendered null and void; or

(l)                                     in the case of a proposed subleasing for a term substantially equal to the then-unexpired Term hereof, which together with prior subleasings would result in an area greater than one (1) specific full floor of the Building being the subject of one or more subleases (other than a subleasing pursuant to Section 5.6.1), Landlord elects, at its option, by notice given within twenty (20) days after receipt of Tenant’s notice given pursuant to Section 5.6.3 below, to terminate this Lease as to such portions of the Premises then proposed to be sublet (but not as to any prior subleasings) which would, if made, result in an area greater than one (1) specific full floor of the Building being sublet (herein called the “Terminated Portion of the Premises”) as of a date which shall be not earlier than forty (40) days nor later than ninety (90) days after Landlord’s notice to Tenant; provided, however that upon the termination date as set forth in Landlord’s notice, all of Landlord’s and Tenant’s obligations as to the Terminated Portion of the Premises relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and, promptly upon being billed therefor by Landlord Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through such termination date; provided, further, that this Lease shall remain in full force and effect as to such remainder of the Premises, except that from and after the termination date the Rentable Floor Area of the Premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the “Premises” or the “Rentable Floor Area of the Premises” shall be deemed to be references to the remainder of the Premises and, accordingly, Tenant’s payments for Annual Fixed Rent, operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises, and provided further that Landlord shall, at Tenant’s sole but reasonable cost and expense, separately demise the Terminated Portion of the Premises.  Notwithstanding the foregoing provisions of this Section 5.6.2(l), if Landlord notifies Tenant of Landlord’s election to terminate this Lease as to the Terminated Portion of the Premises, Tenant shall have the right, by notice of Landlord given within ten (10) days after receipt by Tenant of Landlord’s notice of termination, to withdraw Tenant’s request to sublease the Premises in which event Landlord’s election to terminate shall be rendered null and void; or

5.6.3        Tenant shall give Landlord notice of any proposed sublease or assignment (which notice, with respect to any assignment occurring by reason of any merger or acquisition of Tenant or its assets pursuant to Section 5.6.1 above, may be given as of the date of such assignment), and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed subletting pursuant to Section 5.6.1.1 or a proposed assignment or subletting pursuant to Section 5.6.2, as the case may be, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in Section 5.6.1.1 or 5.6.2 above (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) the business terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed subletting pursuant to Section 5.6.1.1 or a proposed assignment or subletting pursuant to Section 5.6.2, as the case may be, all other information reasonably necessary to make the determination referred to in 5.6.1.1 or Section 5.6.2 above and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.1 above, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.1; provided, however, that in the case of a merger or acquisition, if required by law or by the terms of any confidentiality agreement to which Tenant is a party, such information may be provided forthwith after the effective date of such assignment.   Within ten (10) business days following Landlord’s receipt of Tenant’s notice given as aforesaid (including notice given by Tenant pursuant to the immediately preceding provision), Landlord shall make and submit to Tenant Landlord’s determination as aforesaid or advise Tenant in reasonable detail of the particular respects in which Tenant’s notice and/or submission is insufficient (failing which, such notice and submission shall be deemed adequate) in which case Tenant shall re-submit such notice with all required information and thereupon the ten (10) business day period shall again be applicable.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred twenty (120) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.1.1 or Section 5.6.2, as the case may be, shall be applicable.

5.6.4        In addition, in the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.1 hereof) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord.  The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease).  The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant directly as a result of such subletting or assignment (exclusive of the rental or purchase price received by Tenant for the transfer of business assets other than Tenant’s leasehold interest under this Lease), less the actual out-of-pocket costs of Tenant incurred in such subleasing or assignment (the definition of which consists of rent concessions, brokerage commissions, legal fees of outside counsel engaged by Tenant in connection with such assignment or subleasing, alteration allowances and other cost of any leasehold improvements made by Tenant in connection with such subletting or assignment, as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within fifteen (15) business days of receipt of same by Tenant.

5.6.5 (A)        It shall be a condition of the validity of any assignment or subletting of right under Section 5.6.1 above, or consented to under Section 5.6.1.1 or Section 5.6.2 above, that both Tenant (except in the event that Tenant ceases to exist through a merger) and the assignee or sublessee enter into a separate written instrument directly with Landlord containing the agreement of the assignee or sublessee Tenant to be bound directly to Landlord for all the obligations of the Tenant hereunder, including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting, such subtenant shall agree on a pro rata basis to be so bound) and (b) to comply with the applicable provisions of Sections 5.6 through 5.6.5 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the assignment or the assignee thereunder or the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination of the Lease, the assignment or sublease shall be terminated.

(B)           Except with respect to any Permitted Transfer, as Additional Rent, Tenant shall reimburse Landlord within thirty (30) days after receipt of an invoice from landlord, an amount equal to the reasonable out of pocket legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting, not to exceed $3,000 for any one transaction.  Section 5.14 hereof shall apply to any request for plan review made in connection with any transfer.

(C)           If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time after the occurrence of an Event of Default by Tenant under this Lease, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.5 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D)          The consent by Landlord to an assignment or subletting under any of the provisions of Sections 5.6.1 or 5.6.2 shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting, where such consent is required hereunder.

(E)           On and after the occurrence, and during the continuance, of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits).

(F)           In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations (including, without limitation, all requirements concerning access and egress) and must be approved by Landlord; (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises; and (iii) there shall be no more than two (2) subleases in effect for the Premises at any given time.

(G)          Without limiting Tenant’s obligations under Section 5.14 or elsewhere in Section 5.6.1.1 and/or 5.6.2, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

5.6.6                        Notwithstanding the other provisions of this Lease, Tenant may from time to time and without Landlord’s consent  permit one or more portions of the Premises to be occupied by Tenant’s contractors, subcontractors of Tenant’s contractors, and/or employees of any of Tenant’s affiliates on a temporary basis pursuant to an oral or written revocable license, which contractors and/or subcontractors are using any such space in connection with the performance of their contract obligations to Tenant in connection with the Permitted Use and without payment of consideration therefor to Tenant other than the performance of such contract obligations, provided, however, that incidental use of such space by any such subcontractor or contractor on behalf of another entity shall not be deemed a violation of this paragraph. Any space used for the purposes of this paragraph shall be unified with (e.g. not separately demised), and indistinguishable from, portions of the Premises not used for such purposes. Without limiting the generality of Section 5.7(A) below, Tenant shall indemnify, defend and save Landlord harmless from and against any liability, loss, cost or damage resulting from the failure of any such contractors or subcontractors to comply with the terms and conditions of this Lease, and any such failure of such contractors or subcontractors to comply with the terms and conditions of this Lease shall be deemed a failure by Tenant to comply.  From time to time upon the written request of Landlord, Tenant shall identify in writing any such contractor or subcontractor occupying portions of the Premises pursuant to this Section 5.6.6.

5.7.                              Tenant’s Indemnity, Insurance And Related Matters

(a)  Indemnity.  To the maximum extent permitted by law, Tenant agrees to indemnify and save harmless the Landlord Parties (as hereinafter defined) from and against all claims for injury to or death of any person or damage to or destruction of property by a third party arising from or claimed by a third party in a legal proceeding to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building, or on common areas or the Property (collectively, “the Complex”), where such accident, injury or damage results, or is claimed by a third party in a legal proceeding to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant.  Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties.  This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that a Landlord Parties may have under this Lease or the common law.  Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages result from such Landlord Party’s negligence or willful misconduct.

(b)  Breach.  In the event that Tenant breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including reasonable attorney’s fees) reasonably incurred by the Landlord Parties as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this section.

(c)  No limitation.  The indemnification obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts.  Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(d)  Subtenants and other occupants.  Tenant shall require its subtenants, if any, to be bound by the terms of this Section 5.7.

(e)  Survival.  The terms of this section shall survive any termination or expiration of this Lease.

(f)  Costs.  The foregoing indemnity and hold harmless agreement shall include indemnity for all reasonable costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof.  In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party.  The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties, which consent shall not be unreasonably withheld.  Such consent shall not be required for any compromise or settlement pursuant to which the Landlord Parties are completely released from liability.

5.7.1.       Tenant’s Risk.

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Complex as Tenant is given the right to use by this Lease at Tenant’s own risk.  The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation or claim to or destruction of any of Tenant’s property (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business), based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Complex, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Complex, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Complex, or from drains, pipes or plumbing fixtures in the Building or the Complex.  Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor.  The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise.  Notwithstanding the foregoing, the Landlord Parties shall not be released from liability for any injury, loss, damages or liability to the extent arising from any negligence or willful misconduct of the Landlord Parties; provided, however, in no event shall the Landlord Parties have any liability, to a Tenant Party based on any loss with respect to or interruption in the operation of Tenant’s business.  The provisions of this section shall be applicable until the expiration or earlier termination of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.  Nothing in this Section shall be deemed to affect Tenant’s rights under Section 4.2(B) of this Lease subject, however, to the limitations set forth in Sections 5.8, 8.4 and this Section 5.7.1.

5.7.2        Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another ISO Commercial General Liability “occurrence” form providing equivalent coverage.  Such insurance shall include broad form contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease.  The minimum limits of liability of such insurance shall be $5,000,000.00 per occurrence per location.  In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

5.7.3        Tenant’s Property Insurance.

Tenant shall maintain at all times during the Term of the Lease, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance, and insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares, merchandise including without limitation, all demountable partitions and walls.  The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property, subject to a commercially reasonable deductible consistent with Section 5.7.5.  The business interruption insurance required by this Section shall be an amount not less than One Million Dollars ($1,000,000.00).  In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work.  Landlord and such additional persons or entities with an insurable interest in the Premises as Landlord may reasonably request by written notice to Tenant shall be named as loss payees, as their interests may appear, on the policy or policies required by this section.

In the event of loss or damage covered by the “all risk” insurance required by this section, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article VI of this Lease.

5.7.4        Tenant’s Other Insurance

Throughout the Lease Term, Tenant shall obtain and maintain (1) worker’s compensation insurance or participation in a monopolistic state workers’ compensation fund; and (2) employer’s liability insurance or (in a monopolistic state) Stop Gap Liability insurance.  Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time).  Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, Five Hundred Thousand Dollars ($500,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

5.7.5        Requirements for Insurance

All insurance required to be maintained by Tenant or Landlord pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing, in the jurisdiction in which the Premises are located and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord.  All such insurance required to be maintained by Tenant shall:  (1) be acceptable in form and content to Landlord (Landlord agreeing to act reasonably and in good faith); (2) be primary and noncontributory; and (3) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance, or change in coverage without the insurer first endeavoring to give Landlord thirty (30) days’ prior written notice of such proposed action.  No such policy shall contain any deductible greater than $25,000.00 with respect to Tenant’s commercial general liability insurance and $100,000.00 with respect to Tenant’s Property Insurance.  All deductibles and self-insured retentions under any policy maintained by Landlord or Tenant shall be deemed to be “insurance” for purposes of the waiver in Section 5.8 below.  Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance if and to the extent such limits as are customarily carried with respect to similar properties in the area in which the Premises are located.  The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason.  In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

5.7.6        Additional Insureds

The commercial general liability carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 5.7.2 of this Lease, shall name Landlord, Landlord’s managing agent, and such other Persons with an insurable interest in the Premises as Landlord may reasonably request by written notice to Tenant from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant

(collectively “Additional Insureds”).  Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds.  Such insurance shall also waive any right of subrogation against each Additional Insured.

5.7.7        Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was furnished.  (Acceptable forms of such certificates for liability and property insurance, respectively, are attached as Exhibit I).  In jurisdictions requiring mandatory participation in a monopolistic state workers’ compensation fund, the insurance certificate requirements for the coverage required for workers’ compensation will be satisfied by a letter from the appropriate state agency confirming participation in accordance with statutory requirements.  Such current participation letters required by this Section shall be provided every six (6) months for the duration of this Lease.  Failure by the Tenant to provide the certificates or letters required by this Section shall not be deemed to be a waiver of the requirements in this Section.  Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

5.7.8        Subtenants

Tenant shall, by the terms of any sublease, require its subtenants to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 5.7 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article.  Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease.  Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

5.7.9        No Violation of Building Policies

Tenant shall not commit or permit any violation of the policies of fire, boiler,

sprinkler, water damage or other insurance covering the Complex and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Complex or the property of Landlord in amounts reasonably satisfactory to Landlord.

5.7.10      Tenant to Pay Premium Increases

If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Complex or on the property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand. Landlord agrees that the use of the Premises for office use only will not, per se, result in any increase in premium.  Landlord agrees that Landlord’s Operating Expenses shall not include any additional premium payable by reason of any hazardous activity beyond office use conducted by any other occupant of the Complex.

5.7.11      Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects.  The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld.  The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord’s managing agent, and such other Persons with an insurable interest in the Premises as Landlord may reasonably request by written notice to Tenant from time to time as additional insureds with respect to liability arising out of or related to their work or services (collectively “Additional Insureds”).  Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds.  Such insurance shall also waive any right of subrogation against each Additional Insured.  Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.

5.7.12     Definitions of Landlord Parties and Tenant Parties

The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each Mortgagee, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives.  For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

5.8           Waiver of Subrogation

The parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all “Tenant Parties” (hereinafter defined), and in the case of Tenant, against all “Landlord Parties” (hereinafter defined), for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder.  Tenant shall cause its subtenants, if any, of the Premises to be bound by the provisions hereof.  In addition, the parties hereto (and, in the case of Tenant, its subtenants) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation so long as no material additional premium is charged for such waiver.  The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section.  The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

5.9           Right of Entry

To permit Landlord and its agents to examine the Premises at reasonable times and (except in the event of an emergency) upon reasonable prior notice and subject to Tenant’s reasonable security requirements of which Landlord has been given prior notice, and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary (provided, however, that Landlord will make repairs or replacements within the Premises only to the extent permitted or required under this Lease); to remove, at Tenant’s expense, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and to show the Premises to prospective tenants during the eleven (11) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times.  Notwithstanding the foregoing, Landlord’s building engineer or property manager (and assistant building engineer or assistant property manager) shall have the right to have an office in the Building and/or to perform his duties in the Building (including scheduling service contractors and performing or causing repairs, replacements and other work to be performed) without giving prior notice.  Landlord agrees that except in the case of an emergency, it will conduct any such entry contemplated by this Section 5.9 in such a manner so as to minimize any interference with the conduct of Tenant’s business operations in the Premises (consistent with the nature of the reason for such entry).

5.10         Floor Load; Prevention of Vibration and Noise

Not to place a load upon the Premises exceeding an average rate of 70 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

 5.11        Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon Tenant’s Property in the Premises to whomever assessed.

 5.12        Compliance with Laws

Except as otherwise expressly provided in Section 4.6 above, to comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required to make any installations, alterations or additions to the Building unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s use or occupancy of the Premises beyond normal use of space of this kind. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.12.

5.13         Payment of Litigation Expenses

As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant (Landlord hereby similarly agreeing to pay all reasonable third party costs, counsel or other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease or in connection with any bankruptcy case involving Landlord).

5.14         Alterations

(A)        Tenant shall not make alterations and additions to Tenant’s space except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole but reasonable discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s reasonable opinion will materially adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) are inconsistent, in Landlord’s reasonable judgment, with alterations satisfying Landlord’s standards for new alterations in the Building. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Article III hereof but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour for time spent by Landlord’s in-house personnel and (ii) all reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work (Landlord hereby agreeing to cap any plan review costs (i.e., inclusive of items (i) and (ii) above) relating to interior, non-structural alterations, addition or improvements that do not impact Building systems at $6,000.00 in connection with any single request for approval). All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2. All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord, which approval shall not be unreasonably withheld. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security reasonably satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry worker’s compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and commercial general liability insurance or comprehensive general liability insurance with a broad form comprehensive liability endorsement with such limits as Landlord may reasonably require, but in no event less than $2,000,000.00 combined single limit per occurrence on a per location basis (all such insurance to be written in companies approved by Landlord, which approval shall not be unreasonably withheld, and naming and insuring Landlord and Landlord’s managing agent as additional insureds and insuring Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance.  Except with respect to purely cosmetic work, such as floor and wall coverings, Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements directly as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations of which Tenant has received advance written notice and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any real estate taxes on the Complex which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by Tenant.

Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

(B)           Notwithstanding the terms of Section 5.14(A), Tenant shall have the right, without obtaining the prior consent of Landlord, to make alterations, additions or improvements to the Premises where:

(i)            the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(ii)           the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(iii)          the cost of any individual alteration, addition or improvement shall not exceed $30,000.00; and

(iv)          Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within ten (10) days prior to the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord, by notice to Tenant given within ten (10) days of its receipt of such plans and specifications, may require Tenant to restore the Premises to its condition prior to such alteration, addition or improvement at the expiration or earlier termination of the Lease Term.

5.15         Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld.

5.16         Patriot Act.

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive

Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 5.7 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE VI

Casualty and Taking

6.1                                 Damage Resulting from Casualty

In case during the Lease Term the Building is damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred seventy (270) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case during the Lease Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred seventy (270) days from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Not later than thirty (30) days after the occurrence of any casualty damage to the

Building, Landlord shall cause a reputable, independent contractor, engineer, insurance adjuster or other qualified professional to prepare an estimate of the time that would be required to restore the Building as required by this Article VI, which estimate shall be delivered to Landlord and Tenant within such thirty-day period.  Such estimate shall provide the basis for the termination rights, if any, of Landlord and Tenant under the preceding two paragraphs.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding Tenant’s Property, it being agreed that Tenant’s Property includes all demountable partitions and walls) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s share of Operating Costs and Tenant’s share of real estate taxes according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds.  At its sole cost and expense, Tenant shall restore and/or replace Tenant’s Property including the demountable partitions and walls.

If neither party has previously terminated this Lease and such restoration is not completed within ten (10) months from the date of the casualty or taking, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow, (but in no event beyond twelve (12) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such ten-month (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

6.2           Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord or required to be maintained by Landlord hereunder and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3           Rights of Termination for Taking

If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes in Tenant’s reasonable business judgment, shall be taken by condemnation or right of eminent domain, Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date that Tenant is deprived of possession with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if (x) the entire Building shall be taken or (y) so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date that Tenant is deprived of possession with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding

Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be abated for the remainder of the Lease Term.

6.4           Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Buildings, the Complex and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request, and if Tenant shall fail to execute and deliver the same within fifteen (15) days after notice from Landlord, Tenant hereby covenants and agrees that Landlord shall be irrevocably designated and appointed as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof which conform with the provisions hereof.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and, for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII

Default

7.1                                 Tenant’s Default

(a)                                  If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i)            Tenant shall fail to pay the fixed rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) business days after notice from Landlord to Tenant thereof; or

(ii)           Landlord having rightfully given the notice specified in subdivision (i) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the fixed rent, Additional Rent or other charges on or before the date on which the same become due and payable; or

(iii)          Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Section 5.6 through 5.6.5 of this Lease; or

(iv)          Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(v)           Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vi)          Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(vii)         A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance).

Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)                                 If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)                                  In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable out of pocket expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.

(d)                                 (i)            Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after such termination and whether or not Landlord shall have collected any damages as aforesaid, as liquidated final damages and in lieu of all other damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant for any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of the giving of such notice represents the amount of the excess, if any, of the total rent and other benefits which would have accrued to Landlord under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above the then cash rental value (in advance) of the Premises for the balance of the Lease Term.

(ii)           For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant’s share of excess taxes, Tenant’s share of excess operating costs and Tenant’s share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)                                  In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord reasonably considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole but reasonable judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f)                                    The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

7.2           Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligation, or, if such failure is of a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly to remedy the same within such thirty-day period and to prosecute such remedy to completion with diligence. The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

Miscellaneous

8.1           Extra Hazardous Use

Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of insurance on the Premises or on the Building above the standard rate applicable to premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting therefrom, which shall be due and payable as Additional Rent thereunder.

8.2           Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

8.3           Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant or Landlord, as the case may be, of any provisions of this Lease. In addition to the other remedies provided in this Lease, each of Tenant and Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.4           Quiet Enjoyment

This Lease is subject and subordinate to all matters of record.  Provided no Event of Default then exists, Tenant, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the termination or expiration of this Lease without the consent of Landlord), without hindrance or ejection by any persons claiming by, through, or under Landlord or claiming to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building at the time owned, or in which Landlord holds an interest as ground lessee, and Landlord’s interest in the proceeds of any fire or casualty insurance policy, or any  liability insurance policy including, without limitation, any self insurance (but in the case of liability insurance and self-insurance only to the extent of an unsatisfied loss event covered by Landlord’s indemnification obligation under Section 4.3 hereof), or condemnation award attributable thereto, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

In no event shall Landlord or Tenant ever be liable to the other party for any indirect or consequential damages suffered from whatever cause; provided that the foregoing shall not limit or alter any procedural right or remedy of Landlord under this Lease nor shall the same apply to the obligations of Tenant with respect to any hold over by Tenant after the expiration or earlier termination of this Lease.

8.5           Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 8.5 or Section 8.15, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

8.6           Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)                           That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)                          That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 8.4 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

8.7           Surrender

No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

8.8           Brokerage

(A)       Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the brokers, person or firm, if any, designated in Section 1.1 hereof (the “Recognized Brokers”); and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Recognized Brokers, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)       Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the Recognized Brokers; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Recognized Brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Recognized Brokers for the Original Term of this Lease.

8.9           Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

8.10         Provisions Binding, etc

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns.  The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

8.11         Recording; Confidentiality

Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Each of Landlord and Tenant shall be bound by that certain confidentiality agreement dated as of February 11, 2008, by and between Tenant and Boston Properties Limited Partnership.  Notwithstanding the terms of such agreement, Landlord and Tenant each acknowledge and agree that the other shall have the right to file this Lease with the Securities and Exchange Commission forthwith after the mutual execution and delivery hereof if applicable laws, ordinances, statutes, rules or regulations require such filing.  In addition, Landlord shall have the right, from time to time during the Lease Term, to request and obtain from Tenant the financial information and other information set forth in Section 8.16(A) and (B) and Landlord shall have the right from time to time to disclose any such financial information subject to the terms of said Section 8.16(A) and (B).

8.12         Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing (and no inference shall be drawn from the fact that certain provisions of this Lease require “written notice” where others simply require “notice”) and shall be sent by overnight commercial courier (which obtains a signature upon delivery) or by registered or certified mail postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises with a copy to Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts 02110, Attention:  Michael J. Moran (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.  Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

8.13         When Lease Becomes Binding

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

8.14         Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.  Wherever in this Lease it is stated that any approval, consent, or the like shall not be unreasonably withheld, such statement shall be read as meaning that the same shall not be unreasonably withheld, delayed, or conditioned.

8.15         Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including, without limitation, the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such commercially reasonable instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request (Tenant hereby agreeing to pay any legal or other fees charged by the mortgagee in connection with providing the same).  In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

Landlord represents and warrants that there is no mortgage or ground lease encumbering the Building or the Site as of the date of this Lease.

 8.16                        Status Reports and Financial Statements

(A)          Recognizing that either party may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, each party, on the request of the other made from time to time, will promptly furnish to the other, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex, (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.  Any such status statement delivered by Tenant pursuant to this Section 8.16(A) may be relied upon by any Interested Party.

(B)           For so long as Tenant is a publicly-traded entity and timely files its financial statements with the Securities And Exchange Commission under and with Forms 10Q and 10K, Tenant shall have no obligation to deliver financial statements to Landlord.  In the event that Tenant ceases to be a publicly-traded entity for reporting purposes, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, audited financial statements of Tenant, if Tenant has its financials audited or financial statements certified by the Chief Financial Officer of Tenant (in any case such financial statements shall be prepared in accordance with GAAP consistently applied) including, but not limited to, a balance sheet, income statement and cash flow statements which financial statements shall include sufficient detail and information for Landlord to assess Tenant’s financial condition.  Such financial statements may, as requested by Landlord, include financial statements for the past three (3) years (if available), and any such status statement and/or financial statement delivered by Tenant pursuant to this Section 8.16(B) may be relied upon by any Interested Party.  Landlord shall keep any non-public information provided by Tenant pursuant to this Section 8.16(B) confidential, and shall not disclose the same other than (i) on a need to know basis to Landlord’s officers, employees and consultants (or to any of the Interested Parties), all of whom shall be instructed to keep such information confidential, or (ii) to the extent required by applicable law or by any administrative, governmental or judicial proceeding.

 8.17        Self-Help

(A)          If Tenant shall at any time default in the performance of any obligation under this Lease after notice to Tenant thereof and expiration of the applicable cure period, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All reasonable, out of pocket sums so paid by Landlord (together with interest at the rate of two and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America, N.A., or its successor (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

(B)           In the event (a) Landlord fails to make such repairs as are required of Landlord under this Lease or to perform any other obligations of Landlord hereunder within thirty (30) days (or such shorter period as may be appropriate in an emergency) after written notice from Tenant to Landlord and to the holder of any mortgage on the Property of which Tenant has been given written notice by Landlord specifying the nature of such repairs or other obligations or (b) if such repairs or other obligations are of the type which cannot be made or performed within such thirty (30) days after such written notice from

Tenant, then if Landlord fails to commence making such repairs or to perform such obligations within such thirty (30) day  period and thereafter prosecute such repairs or other obligations to completion, then thereafter at any time prior to Landlord commencing such repairs or other obligations, Tenant may, but is not obligated to, make such repairs or perform such other obligations and may make a demand on Landlord for payment of the reasonable out of pocket cost thereof actually incurred by Tenant and Landlord shall pay the reasonable out of pocket cost thereof; provided, however, if within thirty (30) days after receipt of such demand, Landlord shall not have paid same, then Tenant shall have the right either (i) to bring suit in a court of competent jurisdiction in the Commonwealth of Massachusetts or (ii) to arbitrate such claim pursuant to the provisions of subsection (C) below, in either case seeking payment of the sum so claimed in Tenant’s demand.  However, in no event shall Tenant have the right to offset against Annual Fixed Rent, or any Additional Rent or other charges payable under this Lease.  Further, Landlord’s failure to pay Tenant’s demand shall not be a default of Landlord or give Tenant the right to terminate this Lease, Tenant’s only right being to bring suit or arbitrate as aforesaid.  If either Tenant or Landlord elects to arbitrate such claim, then as to that claim the electing party hereby waives the right to bring suit on such claim other than to enforce the result of such arbitration.

(C)           Any disputes relating to this Section 8.17 may be submitted to arbitration in accordance with the provisions of Massachusetts law, as from time to time amended.  Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association.  Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in the City of Boston.  The arbitrator shall hear the parties and their evidence.  The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in any court of law with jurisdiction over the Building, and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the court or a judge thereof may be served outside Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed.  The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision.  No arbitrable dispute shall be deemed to have arisen under this Lease prior to (i) the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof; and (ii) where a Tenant payment is in issue, the amount billed by Landlord having been paid by Tenant.

8.18         Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this

Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 200% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, if Tenant holds over in the Premises for a period exceeding thirty (30) days after the expiration of the Term of the Lease, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

8.19         Extension Options

(A)        On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the applicable option to extend and as of the commencement of the applicable Extended Term in question (i) there exists no Event of Default (defined in Section 7.1) and there have been no more than two (2) default occurrences during the Term, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than one (1) specific floor in the Building (except for an assignment or any subletting permitted without Landlord’s consent under Section 5.6.1 hereof and any subletting of a specific and complete floor for a term that expires at least twelve (12) months before the expiration of the Original Term), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option periods as hereinbelow set forth) for two (2) successive period(s) of five (5) years as hereinafter set forth. Each option period is sometimes herein referred to as an “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

(B)         If Tenant desires to exercise the then applicable option to extend the Lease Term (if any shall remain), then Tenant shall give written notice (the “Exercise Notice”) to Landlord, not later than nine (9) months prior to the expiration of the Term of this Lease as it may have been previously extended exercising the then applicable and available option to extend (the “Outside Exercise Date”), which election shall be irrevocable (the “Exercise Notice”). Within ten (10) business days after Landlord’s receipt of the Exercise Notice, or if Tenant delivers an Exercise Notice earlier than the Outside Exercise Date, then, on or before the date that is nine (9) months before the expiration of the Original Term, Landlord shall provide Landlord’s quotation to Tenant of a proposed annual rent for the Extended Term for the Premises (“Landlord’s Rent Quotation”). If at the expiration of forty-five  (45) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an annual rental for the applicable Extended Term and executed a written instrument confirming the Annual Fixed Rent for the applicable Extended Term pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit H) for the applicable Extended Term for the Premises, which Broker Determination shall be made in the manner set forth in Exhibit H. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for the applicable Extended Term shall be ninety five percent (95%) of the Prevailing Market Rent as determined by the Broker Determination.  If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the applicable Extended Term shall be equal to Landlord’s Rent Quotation.

(C)         Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of subsection (B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the applicable Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the applicable Extended Term as determined in the relevant manner set forth in this Section 8.20; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Original Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term.

(D)        Notwithstanding anything herein contained to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option and in no event shall the Lease Term hereof be extended for more than ten (10) years after the expiration of the Original Term hereof.

8.20         Security Deposit

(A)        On or before the date that is seven (7) business days after the execution and delivery of this Lease, Tenant shall pay to Landlord a security deposit in the amount of Four Hundred Fifty Nine Thousand Nine Hundred Seventy Five Dollars ($459,975.00) and Landlord shall hold the same, throughout the Term of this Lease (including the

Extended Terms, if exercised), unless reduced or sooner returned to Tenant as provided in this Section, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease (the “Security Deposit”).  Notwithstanding any other provision of this Lease to the contrary, in no event shall Tenant or its contractors perform any work in the Building until Tenant has delivered the Security Deposit to Landlord.

(B)         The Security Deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (herein called a “Letter of Credit”).  The Letter of Credit shall (i) be issued by and drawn on Bank of America, N.A. or another bank reasonably approved by Landlord and at a minimum having a corporate credit rating from Standard and Poor’s Professional Rating Service of BBB- or a comparable minimum rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit E, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge to Landlord, (v) permit presentment in the continental United States, and (vi) provide that any notice to Landlord be sent to the notice address provided for Landlord in this Lease.  Time is of the essence with respect to all time periods for Tenant’s action under this Section 8.21. The failure of Tenant to provide any financial statements, documentation or any Letter of Credit as and when required under this Lease (time being of the essence) shall be a default of Tenant under this Lease, subject, however, to the notice and cure provisions of Article VII hereof.

If the credit rating for the issuer of any Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. The Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the applicable Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current applicable Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing applicable Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 8.21.

Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 8.21. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground landlord.

(C)(i)       For purposes hereof, the “Applicable Financial Test” shall mean Tenant shall have generated “Gross Revenues” (hereinafter defined) of not less than One Hundred Fifty Million Dollars ($150,000,000.00).  “Gross Revenues” shall mean and be as defined under GAAP.

Tenant shall have “Net Income” (hereinafter defined) of not less than Fifteen Million Dollars ($15,000,000.00). “Net Income” shall mean and be as defined under GAAP; and

(ii)   For purposes hereof, “Tenant’s Submitted Financial Documentation” shall mean financial statements (including, but not limited to, income and expense statements and a balance sheet) for Tenant’s most recently completed fiscal year certified by the Chief Financial Officer of Tenant and such other financial information and documentation as Landlord may reasonably request.

(iii)  Provided and on the condition that, for a consecutive twelve (12) month period beginning not earlier than the first day of the 37th full calendar month of the Lease Term, Tenant submits to Landlord Tenant’s Submitted Financial Documentation for such consecutive 12 month period demonstrating, in Landlord’s reasonable judgment, Tenant’s satisfaction of all of the “Applicable Financial Tests” (defined above) during and for said consecutive 12 month period, then the amount of the Letter of Credit shall be reduced on a one time only basis to $306,650.00 effective on the sixtieth (60th) day following satisfaction of the Applicable Financial.  If Tenant shall not satisfy the Applicable Financial for the reduction, then there shall be no reduction in the Letter of Credit.

(iv)  There shall be no further reduction in the Letter of Credit other than the one (1) time reduction set forth in item (iii) above.

(D)          It shall be an express condition to the return of the Letter of Credit and any reduction in the Letter of Credit that there has not been an Event of Default under Lease as herein amended beyond applicable notice and cure periods.

(E)           Unless an Event of Default then exists or Landlord has given Tenant notice of default under Section 7.1 hereof and Tenant has yet to cure the failure that is the subject of such notice, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied (reduced, or previously returned) in accordance with the terms of this Section 8.21 to Tenant on the expiration or earlier termination of the term of the Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease (as herein amended) at such time.

8.21         Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) three percent (3%) of the Outstanding Amount for administration and bookkeeping costs associated with the last payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A., (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

Landlord agrees to waive the late charge due hereunder for the first late payment by Tenant under this Lease, provided that Landlord receives such payment from Tenant within five (5) business days after notice to Tenant of such nonpayment.

8.22         Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. If Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute by either party. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

8.23         Waiver of Trial by Jury

(A)        To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

(B)         To induce Tenant to enter into this Lease, Landlord hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

8.24         Tenant’s Signage

Tenant shall have the right to (i) install a sign in the landscaped area where the road forks to the Building the exact location to be approved by Landlord, which approval shall not be unreasonable withheld (the “Building Entrance Sign”) which sign (inclusive of any monument or ballasts) shall not exceed fifteen (15) square feet in size and (ii) erect an exterior sign on the Building (the “Building Signage”) containing Tenant’s name in a location with visibility from Route 2 as first approved by Landlord provided that (a) Tenant complies with all applicable “Governmental Requirements” and obtains all permits, approvals, consents and the like required by the Governmental Requirements, (b)  the size, graphics, design, proportions, lighting component, color and all other characteristics and operating criteria of such signage shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, and shall be further subject to the requirements of the Town of Lexington Zoning By-Law and any other applicable laws, and (c) Tenant shall be solely responsible for all costs and expenses regarding the Building Signage and the Building Entrance Sign including, without limitation, fabrication costs, design costs, installation costs and all application, permit and governmental approval costs.  Landlord shall, at its expense, install the AMAG Pharmaceuticals name on the existing free standing sign located at the Hayden Avenue entrance to the Site (the “Hayden Avenue Entrance Sign”) in a design comparable to the existing graphics on such sign.  Tenant acknowledges that rights to the Hayden Avenue Entrance Sign are non-exclusive. Landlord agrees to cooperate with Tenant regarding Tenant’s obtaining approvals of the Building Entrance Sign and the Building Signage

including without limitation, joining in any applications for any permits, approvals or certificates from any governmental authorities required to be obtained by Tenant, and shall sign such applications reasonably promptly after request by Tenant provided that (i) the provisions of the Applicable Legal Requirement shall require that Landlord join in such application, and (ii) Landlord shall not be required to expend any monies, assume any costs or expenses or undertake any liability.  Tenant shall, at its sole cost and expense, be obligated to maintain, operate, repair and replace the Building Signage and for any utilities’ costs to operate the Building Signage. In no event shall any Building Signage identify more than one (1) occupant of the Building and in no event shall any Building Entrance Sign or any Hayden Avenue Entrance Sign identify more than two (2) occupants of the Building. Upon the expiration or earlier termination of the Lease Term, Tenant, at its expense shall remove the Building Signage and restore the affected area of the Building to the condition immediately prior to such installation.

8.25         Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

8.26         Rooftop Rights

Tenant shall be permitted, at its sole cost and expense, to install telecommunications equipment (the “Telecommunications Equipment”) on the roof of the Building, in a location to be determined by Landlord in its reasonable discretion.  Nothing contained herein shall limit Tenant’s right to install other equipment (such as, but not limited to, rooftop HVAC units) on the roof of the Building, and Landlord agrees that Tenant shall have such right subject to the provisions of Section 5.14 hereof.  The exact specifications of the Telecommunications Equipment (including, without limitation, the size, height, weight operating criteria and visibility), and the method of installing the Telecommunications Equipment on the roof, shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Tenant shall use Landlord’s roof contractor for the installation of the Telecommunications Equipment.

Tenant’s use of the Telecommunications Equipment shall be upon all of the conditions of the Lease, except as modified below:

(a)                                  It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing all necessary connections (the “Telecommunications Connections”) between the Telecommunications Equipment and the Premises. In addition to complying with the applicable construction and alterations provisions of this Lease, Tenant shall not install or operate the Telecommunications Connections in any portion of the Building until (x) Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld or delayed, of Tenant’s plans and specifications for the placement and installation of the Telecommunications Connections, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, special permits, approvals, licenses and authorizations necessary for the lawful installation, operation, use and maintenance of the Telecommunications Connections and Telecommunications Equipment.

(b)                                 Tenant shall have no obligation to pay Annual Fixed Rent in respect of the Telecommunications Equipment or the Telecommunications Connections provided that the same are used solely to provide service to Tenant’s business operations in the Premises (as opposed to being utilized by the telecommunications carrier to provide service to other tenants of the Building).

(c)                                  Landlord shall have no liability to Tenant for the installation and subsequent operation of the Telecommunications Equipment or the Telecommunications Connections.

(d)                                 Landlord shall have no obligation to provide any services to the Telecommunications Equipment or to the Telecommunications Connections. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 8.27, arrange for all utility services required for the operation of the Telecommunications Equipment and the Telecommunications Connections.

(e)                                  Tenant shall, at its sole cost and expense, be solely responsible for all maintenance and repair to the Telecommunications Equipment and the Telecommunications Connections.

(f)                                    Tenant shall have no right to make any changes, alterations, signs, or other improvements to the Telecommunications Equipment or the Telecommunications Connections without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(g)                                 Tenant shall be responsible for the cost of repairing any damage to the Building or the Property (including, but not limited to, the roof) caused (a) by Tenant’s installation, use, operation, maintenance, repair and/or replacement of the Telecommunications Equipment and the Telecommunications Connections or (b) any entry in or onto the Building or Roof.

(h)                                 Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to connect to the Telecommunications Equipment other than Tenant.

(i)                                     Tenant’s use of the Telecommunications Equipment and the Telecommunications Connections shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Telecommunications Equipment and the Telecommunications Connections are damaged for any reason, except to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors.

(j)                                   Tenant shall comply with all applicable laws, ordinances and regulations in Tenant’s installation, maintenance, repair, replacement, operation and use of the Telecommunications Equipment and the Telecommunications Connections.

(k)                                Landlord shall have the right, upon no less than ninety (90) days’ notice to Tenant and at Landlord’s sole cost and expense, to relocate the Telecommunications Equipment and the Telecommunications Connections to another location on the roof of the Building. Landlord and Tenant shall cooperate with each other in good faith to schedule such relocation work on nights and weekends so as to minimize interference with Tenant’s business operations.

(l)                                   In addition to the indemnification provisions set forth in this Lease which shall be applicable to the Telecommunications Equipment and the Telecommunications Connections, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Telecommunications Equipment and the Telecommunications Connections.

(m)                             Landlord shall have the right to designate or identify the Telecommunications Equipment with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Telecommunications Equipment.

(n)                                 It is expressly understood and agreed that the Telecommunications Equipment shall remain the property of Tenant upon the expiration or earlier termination of this Lease and that Tenant shall have the right to remove the same. Furthermore, Tenant shall be obligated to remove the same and to repair any damage to the Site and Building (including, but not limited to, the roof) caused by the installation or removal of the Telecommunications Equipment or caused by any entry in or onto the Building or Roof.

(o)                               Tenant’s rights to use the roof for its Telecommunications Equipment and Telecommunications Connections are not exclusive and Landlord shall have the right to or license others to install and operate Telecommunications Equipment on areas of the roof not designated for Tenant’s use, provided that any such other users shall agree not to interfere with the operation of Tenant’s Telecommunications Equipment.

(p)                               Tenant shall provide reasonable advance notice to Landlord of Tenant’s desire to access the roof and Landlord shall have the right to have an employee or representative of Landlord or Landlord’s property manager present.  Except in the event of emergency, all such access shall only be from Monday through Friday

(holidays excluded) during normal business hours.  Should Landlord, in its discretion, grant a request by Tenant to access the roof at other than during the aforesaid times, Landlord (or Landlord’s managing agent) shall have the right to impose reasonable charges for the time of its personnel.

EXECUTED as a sealed instrument in two or more counterparts each of which shall be deemed to be an original.

WITNESS:		LANDLORD:

/s/ Stacey Baker		/s/ David C. Provost
David C. Provost for the Trustees of 92
Hayden Trust, pursuant to written
delegation, but not individually

TENANT:

ATTEST:		AMAG Pharmaceuticals, Inc.

By:	/s/ Joseph L. Farmer	By:	/s/ Brian J.G. Pereira
Name:	Joseph L. Farmer	Name:	Brian J. G. Pereira
Title:	Secretary	Title:	President
Hereto duly authorized

		By:	/s/ David Arkowitz
		Name:	David Arkowitz
		Title:	Treasurer
Hereto duly authorized

CORPORATE SEAL

EXHIBIT A

DESCRIPTION OF SITE

Those certain parcels of land (together with the buildings and improvements thereon) situated on the northeasterly side of Route 2 so-called, in Lexington, Middlesex County, Massachusetts being shown as Parcel 1 and Parcel 2 on a plan entitled “Plan of Land in Lexington, Mass.,” dated March 19, 1964, by Albert A. Miller and Wilbur C. Nylander, Civil Engineers & Surveyors, recorded with Middlesex South District Deeds, Book 10511, Page 298, bounded and described as follows:

SOUTHWESTERLY	by Route 2 as shown on said plan by two lines measuring respectively 80.34 feet and 970.47 feet;

NORTHWESTERLY	by the 1974 State Highway Layout being a relocation of Spring Street, by two lines measuring respectively 159.76 feet and 54.99 feet;

NORTHERLY	on a curved line by the junction of said relocated Spring Street and an access road also part of the 1964 State Highway Layout, all as shown on said plan, 57.08 feet;

NORTHEASTERLY	by said access road as shown on said plan by three lines measuring respectively 231.55 feet, 647.54 feet and 7.13 feet;

NORTHEASTERLY	by the same by several lines measuring respectively
and EASTERLY	101.06 feet, 33.98 feet, 19.62 feet, 57.07 feet and
17.46 feet.

Parcel 1 contains, according to said plan, 45/100 acres, Parcel 2 contains 5-89/100 acres, and both Parcels together contain according to said plan, 6.34 acres.

Said premises are subject to easements, agreements and restrictions of record, if any, to the extent in force and applicable.

For title see Deed recorded with said registry of Deeds in Book 15217, page 429.

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THE FOLLOWING EXHIBITS TO THE LEASE HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K:

Exhibit A-1	—	Parking Plan

Exhibit B	—	Tenant Plan and Working Drawing Requirements

Exhibit C	—	Landlord’s Services

Exhibit D	—	Floor Plans

Exhibit E	—	List of Remaining Cafeteria and Data Room Equipment

Exhibit F	—	Form of Lien Waivers

Exhibit G	—	Form of Letter of Credit

Exhibit H	—	Broker Determination

Exhibit I	—	Form of Tenant’s Insurance Certificate(s)

AMAG Pharmaceuticals, Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, provided however that AMAG Pharmaceuticals, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

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